Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

VYRIX PHARMACEUTICALS, INC.

FIRST:	The name of this corporation shall be: Vyrix Pharmaceuticals, Inc.

SECOND:	Its registered office in the State of Delaware is to be located at:

2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is: Corporation Service Company.

THIRD:	The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of all classes of stock which this corporation is authorized to issue is: (i) Sixty Million (60,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

1.	Issuance and Reissuance.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.

2.	Blank Check Preferred Stock.

Subject to any vote expressly required by the Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH:	The name and mailing address of the sole incorporator is as follows:

	NAME	MAILING ADDRESS

	Mulon Luo	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

SIXTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SEVENTH:	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH:	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:	Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this 18th day of November, 2013.

/s/ Mulon Luo
Mulon Luo Incorporator

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